UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 16, 2018

Iridium Communications Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-33963	26-1344998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1750 Tysons Boulevard

Suite 1400

McLean, VA 22102

(Address of principal executive offices – Zip Code)

703-287-7400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 §CRF 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 21, 2018, Iridium Communications Inc. (the “Company”) issued $360 million in aggregate principal amount of 10.250% senior notes due 2023 (the “Notes”) in a private placement (the “Offering”) pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

Purchase Agreement

On March 16, 2018, the Company entered into a purchase agreement (the “Purchase Agreement”) with Deutsche Bank Securities Inc., as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), to issue and sell the Notes.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

Indenture

The Notes were issued pursuant to an indenture, dated as of March 21, 2018, between the Company and U.S. Bank National Association, as trustee (the “Indenture”).

The Company will have the option to redeem some or all of the Notes at any time on or after April 15, 2020, at redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, to the date of redemption. The Company will also have the option to redeem some or all of the Notes at any time prior to April 15, 2020 at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus a “make-whole” premium and accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to April 15, 2020, the Company may redeem up to 40% of the aggregate principal amount of the Notes at a redemption price equal to 110.250% of the principal amount of Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption, with the proceeds from certain equity issuances.

The Indenture governing the Notes contains restrictive covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to: (i) incur additional indebtedness; (ii) pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated indebtedness; (iii) make investments; (iv) create liens; (v) sell assets, including capital stock of its restricted subsidiaries; (vi) engage in transactions with affiliates; (vii) create limitations on the ability to pay dividends, make loans, repay indebtedness or transfer property; and (viii) consolidate, merge or transfer assets. These limitations have various exceptions and baskets as set forth in the Indenture, including the incurrence by the Company and its restricted subsidiaries of indebtedness under the Company’s existing $1.8 billion credit facility, which the Company originally entered into in October 2010 with a syndicate of bank lenders, and which was amended effective March 21, 2018 pursuant to the Company’s previously announced credit facility amendment (the “Credit Facility”).

In the event any restricted subsidiary under the Indenture guarantees any indebtedness of the Company in the form of credit facilities or capital markets indebtedness with an aggregate principal amount of at least $50 million (other than the Credit Facility), the Company will cause such subsidiary to become a guarantor of the Notes.

Upon certain change of control events, the Company will be required to make an offer to purchase each holder’s Notes at a price equal to 101% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to the repurchase date. The Indenture also contains certain customary events of default.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above regarding the issuance of the Notes is hereby incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On March 16, 2018, the Company issued a press release pursuant to Rule135c under the Securities Act regarding the pricing of the Offering. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Iridium Communications Inc.

Date: March 21, 2018	By:	/s/ Thomas J. Fitzpatrick
	Name:	Thomas J. Fitzpatrick
	Title:	Chief Financial Officer